Exhibit to Item 77M

Circumstances and details of the merger of North Track Funds, Inc. into HighMark Funds are described and incorporated by reference to N-14/A filed with the Securities and Exchange Commission via Edgar on March 23, 2009 (Accession Number:
0001354488-09-000314).

Additionally, an Secretary's Certificate detailing the actions taken by the Board of Trustees regarding the merger is filed herewith.